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                                                                   Exhibit 10.33

                                RELEASE AGREEMENT
                                -----------------

         This Release Agreement ("Agreement"), dated as of September 21, 1998, is made by and among BANK PLUS CORPORATION, a Delaware corporation ("Bank Plus"), FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK ("Fidelity"; together with Bank Plus and their respective direct and indirect subsidiaries, the "Company"), and RICHARD M. GREENWOOD ("Employee").

                                 R E C I T A L S

         A. By mutual agreement, Employee's active employment with the Company will end effective September 21, 1998, pursuant to the terms of a letter agreement dated September 19, 1998 by and among Bank Plus, Fidelity and Employee (the "Severance Agreement").

         B. Pursuant to Sections 6 and 7 of the Severance Agreement, the Company and Employee wish to resolve certain claims the parties may have arising out of or related to Employee's employment by the Company.

         C. Pursuant to Section 2 of the Severance Agreement, the parties hereto have entered into a consulting agreement of even date (the "Consulting Agreement").

         NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions of this Agreement, the parties hereto agree as follows:

         1. EMPLOYEE RELEASE. Employee (for himself, his agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge Bank Plus, Fidelity and their respective affiliated corporations or entities, as well as the officers, directors, employees, consultants, accountants, agents and attorneys and representatives of each of them, past or present, from any and all causes of action, actions, judgments, liens, debts, contracts, lawsuits, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, contingent or absolute, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, that Employee has or may have against any released person or entity, by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Employee, all claims attributable to the termination of that employment, all claims arising under the Employment Agreement (as defined in the Severance Agreement), the Bank Plus Agreement (as defined in the Severance Agreement), or the letter agreement dated as of August 1, 1997 among the parties hereto relating to a change in control of Bank Plus (the "CIC Agreement"), all claims asserting breach of an actual or implied contract, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964 which prohibits discrimination on the basis of sex, race, color, national origin and religion, the Civil Rights Act of 1866, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, the California Fair Employment and Housing Act which prohibits discrimination on the basis of race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, age over 40, and sex, the California Labor Code, and wrongful termination claims; provided, however, that the foregoing release and discharge shall not apply to those obligations expressly recited to be performed hereunder, obligations contemplated under the Severance Agreement, the Consulting Agreement, indemnity agreements between the Company and Employee, agreements between the Company and Employee pursuant to Bank Plus' Stock Option and Equity Incentive Plan or Deferred Compensation Plan, or obligations under the Company's Retirement Income Plan or 401(k) plan.




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         In light of the intention of Employee (for himself, his agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Employee expressly waives any and all rights granted by California Civil Code
Section 1542 (or any other analogous federal or state law or regulation), and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Thus, notwithstanding the provisions of Section 1542, and for the purposes of implementing a full and complete release by Employee, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that Employee does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

         2. COMPANY RELEASE. Each of Bank Plus and Fidelity does hereby and forever release and discharge Employee, from any and all known causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, which either Bank Plus or Fidelity has or may have against any Employee, by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof that are known to Bank Plus or Fidelity, including, without limitation, all known claims attributable to the employment of Employee, all known claims attributable to the termination of that employment, all known claims arising under the Employment Agreement (as defined in the Severance Agreement), the Bank Plus Agreement (as defined in the Severance Agreement), or the CIC Agreement, all known claims asserting breach of an actual or implied contract, and all known claims arising under any federal, state or other governmental statute, regulation or ordinance or common law; provided, however, that the foregoing release and discharge shall not apply to those obligations expressly recited to be performed hereunder, obligations contemplated under the Severance Agreement, the Consulting Agreement, indemnity agreements between the Company and Employee, agreements between the Company and Employee pursuant to Bank Plus' Stock Option and Equity Incentive Plan or Deferred Compensation Plan, or obligations under the Company's Retirement Income Plan or 401(k) plan. Reference to known matters in the preceding sentence shall be deemed to mean matters known to any director or member, as of the date hereof, of the Executive Management Committee (in each case excluding Employee) of Bank Plus or Fidelity.

         3. INDEMNIFICATION OBLIGATIONS. Notwithstanding the foregoing, each of Bank Plus and Fidelity hereby reaffirms its indemnification obligations to Employee under the terms of its bylaws and its indemnity agreement with Employee in effect on September 21, 1998.

         4. NO ADMISSIONS. Nothing contained herein shall be construed as an admission of any wrongdoing or liability whatsoever by Bank Plus, Fidelity or Employee.


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         5. ONE-TIME CASH PAYMENTS. The parties hereto acknowledge that the
Company has delivered to Employee the following payments:

     o A check for Employee's salary earned from the last salary payment date of September 11, 1998, up to and including September 21, 1998, in the net amount of $6,766.43; and

     o A check for Employee's accrued and unused vacation hours, up to and including September 21, 1998, in the amount of $28,678.72.

         Additionally, upon the expiration of the waiting period and non-revocation of this Agreement by the Employee as described in Section 8 hereof, the Company shall pay to Employee, in full satisfaction of its obligation under Section 1 of the Severance Agreement, a lump sum cash severance payment of $200,080 less applicable deductions and withholding, resulting in a net cash payment to Employee by check of $129,151.64. The foregoing description of one-time cash payments is not intended to limit the other obligations of the Company to Employee under the Severance Agreement or the Consulting Agreement.

         6. CONFIDENTIALITY. As a member of senior management of the Company, Employee has occupied a position of trust with respect to business information of a secret or confidential nature. As a material provision of this Agreement, Employee agrees to maintain in strictest confidence all confidential information in trust for the Company, its successors and assigns. Employee agrees to not misappropriate, disclose, or make available to anyone outside of the Company at any time any confidential information or anything relating thereto, without the prior written consent of Bank Plus, which consent may be withheld for any reason or no reason at all. Employee represents that he has returned all copies of information relating to the Company's businesses, prospects, or confidential information (in whatever form, including, without limitation, computer diskettes and hard drives) except as contemplated by the Consulting Agreement. Employee will also surrender all other personal property of the Company in his possession, including, without limitation, access cards and identification badge.

         As used herein, the term "confidential information" shall include, without limitation, all: discounted cash flow analyses; valuations; cost basis information regarding Fidelity's REO and other assets; matters involving the operation of the Company's financial models; personal financial and biographical information regarding directors, officers, employees and customers of the Company; communications to and from regulatory agencies (including the Office of Thrift Supervision, Federal Deposit Insurance Corporation, Securities and Exchange Commission, Federal Home Loan Bank and any other federal or state agency having regulatory oversight over Fidelity, Bank Plus, or any of their respective subsidiary or affiliated entities); customer or trade lists; financial data; trade secrets; marketing plans; marketing studies; training manuals; software; strategic plans; formulas; and technical information of any kind learned by Employee during his employment with the Company. The term "confidential information" shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by you, (ii) was within your knowledge from a source other than the Company or its representative, or was independently developed by you, prior to its disclosure to you by or on behalf of the Company, provided that such source is not bound by a confidentiality agreement with the Company or its representative, or (iii) becomes available to you on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company or its representative.


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         7. ENTIRE AGREEMENT. This Agreement constitutes a single integrated contract expressing, together with the Severance Agreement and the Consulting Agreement, the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein and in the Severance Agreement and the Consulting Agreement. This Agreement may be amended or modified only by an agreement in writing.

         8. WAITING PERIOD AND RIGHT OF REVOCATION. Employee acknowledges that he is aware that and is hereby advised that he has the right to consider this Agreement for twenty-one days before signing it, that he was first provided with the basic terms of this Agreement in writing on September 19, 1998 prior to receiving the full text of this Agreement and that if he signs this Agreement prior to the expiration of twenty-one days, he is waiving this right freely and voluntarily. Employee also acknowledges that he is aware of and is hereby advised of his right to revoke this Agreement for a period of seven days following the signing of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. To revoke this Agreement, Employee must notify the Company within seven days of signing it.

         9. ATTORNEY ADVICE. Employee acknowledges that he is aware of his right to consult an attorney, that he has been advised to consult with an attorney, and that he has consulted with an attorney of his choosing prior to signing this Agreement.

         10. UNDERSTANDING OF AGREEMENT. The parties hereto each state that each has carefully read this Agreement, that each has had sufficient time and opportunity to consider its terms and to obtain legal advice relating thereto, that each fully understands its final and binding effect, that the only promises made to each of the parties to sign this Agreement are those stated above, and that each of the parties is signing this Agreement voluntarily.



Dated:  September 30, 1998                     /S/ RICHARD M. GREENWOOD
                                             -----------------------------------
                                             Richard M. Greenwood


Dated:  September 30, 1998                   BANK PLUS CORPORATION



                                             By  /S/ MARK MASON
                                               ---------------------------------


Dated:  September 30, 1998                   FIDELITY FEDERAL BANK, A FSB



                                             By  /S/ MARK MASON
                                               ---------------------------------


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